1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Patrick E. Beans
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
SECOND QUARTER 2010 RESULTS

Total Contract Value Reaches $72 Million
Board of Directors Declares Third Quarter Dividend

LINCOLN, Nebraska (August 3, 2010) — National Research Corporation (NASDAQ:NRCI) today announced results for the second quarter 2010.

•	Quarterly net new contracts up 114% from prior year quarter adding $3.8 million to total contract value;
•	Acquisition of Outcome Concept Systems, Inc (OCS) adds $7.4 million to total contract value;
•	Illuminate™ launched to capture an estimated $200 million market for discharge planning.

Commenting on the second quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “I’m delighted that net new contracts for the quarter more than doubled from a year ago, largely driven by an NRC Picker record-breaking sales performance—its second quarter in a row of double-digit growth in net new contracts.  Exciting as well is the launch of Illuminate, a discharge planning product which minimizes avoidable hospital readmission for which CMS is broadening financial penalties.  This first-to-market, full-scale programmatic solution is already implemented in hospitals covering more than 200,000 patient discharges annually.  Today, we also completed the acquisition of OCS, a Seattle-based health analytics and informatics firm.  In my view, this transaction brings a whole new opportunity to NRC given OCS’s expertise and systems to benchmark financial, clinical and operational performance of healthcare providers.”

Revenue for the quarter ended June 30, 2010, was $14.1 million, compared to $13.6 million for the same quarter in 2009.  Net income for the quarter ended June 30, 2010, was $1.7 million, or $.25 per basic and diluted share, compared to $1.6 million for the second quarter 2009, or $.24 per basic and diluted share.

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NRCI Announces Second Quarter 2010 Results

August 3, 2010

Revenue for the first half of 2010 increased 4% to $31.5 million, compared to $30.3 million for the same period in 2009.  Net income for the first six months of 2010 increased 12% to $4.8 million, resulting in $0.72 basic and $0.71 diluted earnings per share, also up 13%, over the same period in 2009.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.19 (nineteen cents) per share payable September 30, 2010, to shareholders of record as of the close of business on September 3, 2010.

In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “Net income for the quarter was lower than we desire at 12% of revenue, but understandable given the Illuminate launch and transaction expenses related to OCS.  For the third quarter 2010, we anticipate net income back in the 15% range which aligns with our model.  In fact, OCS’s software as a service product portfolio, and Illuminate’s syndicated-based business model should provide for very attractive margins on that book of business.”

A listen-only simulcast of National Research Corporation’s 2010 first quarter conference call will be available online at www.earnings.com on August 4, 2010, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Second Quarter 2010 Results

August 3, 2010

 NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$14,139	$13,594	$31,509	$30,334

Operating expenses:
Direct expenses	5,877	6,114	12,333	13,242
Selling, general and administrative	4,545	3,887	9,014	8,016
Depreciation and amortization	1,059	891	2,157	2,001
Total operating expenses	11,481	10,892	23,504	23,259

Operating income	2,658	2,702	8,005	7,075

Other income (expense), net:
Interest income	2	-	3	1
Interest expense	(93)	(85)	(191)	(223)
Other, net	49	(98)	6	(57)

Total other income (expense), net	(42)	(183)	(182)	(279)

Income before income taxes	2,616	2,519	7,823	6,796
Provision for income taxes	956	910	3,034	2,537

Net income	$1,660	$1,609	$4,789	$4,259
Net income per share, basic	$0.25	$0.24	$0.72	$0.64
Net income per share, diluted	$0.25	$0.24	$0.71	$0.63

Weighted average shares outstanding:
Basic	6,634	6,637	6,637	6,635
Diluted	6,732	6,734	6,724	6,720

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NRCI Announces Second Quarter 2010 Results

August 3, 2010

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30,	Dec. 31,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$7,236	$2,512
Accounts receivable, net	7,902	5,214
Income taxes recoverable	1,325	803
Other current assets	3,050	3,135
Total current assets	19,513	11,664

Net property and equipment	13,031	13,975
Other, net	46,280	46,860

Total Assets	$78,824	$72,499

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,730	$1,446
Deferred revenue	15,909	11,907
Accrued compensation	2,281	1,926
Notes payable	819	816
Total current liabilities	20,739	16,095

Non-current liabilities	11,717	12,233

Total Liabilities	32,456	28,328

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,029,282 in 2010 and 8,018,044 in 2009; outstanding 6,653,001 in 2010 and 6,662,111 in 2009	8	8
Additional paid-in capital	28,274	27,871
Retained earnings	40,165	37,905
Accumulated other comprehensive income	766	769
Treasury stock	(22,845)	(22,382)
Total shareholders’ equity	46,368	44,171
Total liabilities and shareholders’ equity	$78,824	$72,499

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